Exhibit 10.3

TAX MATTERS AGREEMENT

by and among

REYNOLDS GROUP HOLDINGS LIMITED,

REYNOLDS GROUP HOLDINGS INC.

and

REYNOLDS CONSUMER PRODUCTS INC.

Dated as of February 4, 2020

i

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of February 4, 2020 by and among Reynolds Group Holdings Limited, a New Zealand limited company (“RGHL”), Reynolds Group Holdings Inc., a Delaware corporation (“RGHI”) and Reynolds Consumer Products Inc., a Delaware corporation (“RCPI”).

WITNESSETH:

WHEREAS, pursuant to the Tax laws of various jurisdictions, certain members of the RCPI Group presently file certain Tax Returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) with certain members of the RGHL Group;

WHEREAS, RGHL, RGHI and RCPI have entered into a Transaction Implementation Agreement, dated as of the date hereof, as amended, modified or supplemented from time to time (the “Transaction Implementation Agreement”), pursuant to which the parties will effect certain transactions prior to the initial public offering of common stock of RCPI (the “RCPI IPO”), including the Pre-Distribution Transactions, the Contribution, the First Distribution, and the Second Distribution;

WHEREAS, RGHL, RGHI and RCPI desire to set forth their agreement on the rights and obligations of RGHL, RGHI, RCPI and the members of the RGHL Group, the RGHI Group and the RCPI Group respectively, with respect to certain tax matters; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

Section 1. Definitions.

(a) For the purposes of this Agreement the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise, provided, however that, from and after the consummation of the RCPI IPO on the Distribution Date, no member of the RGHL Group shall be deemed to be an Affiliate of any member of the RCPI Group, and no member of the RCPI Group shall be deemed to be an Affiliate of any member of the RGHL Group.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means, with respect to any Person, any federal, state, county, municipal, local, multinational or foreign statute, treaty, law, common law, ordinance, rule, regulation, order, writ, injunction, judicial decision, decree, permit or other legally binding requirement of any Governmental Authority applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Business Day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the RGHL Group and at least one member of the RCPI Group.

“Combined Tax Return” means a Tax Return filed (or to be filed) for a Combined Group.

“Combined Tax Return (RGHI)” means any Combined Tax Return that does not include any member of the RGHL Group that is not also a member of the RGHI Group.

“Combined Tax Return (RGHL)” means any Combined Tax Return that is not a Combined Tax Return (RGHI).

“Company” means RGHL, RGHI or RCPI (or the appropriate member of each of their respective Groups), as appropriate.

“Consumer Business” means the consumer business operated by the RCPI Group, including the Reynolds Cooking & Baking segment, the Hefty Waste & Storage segment, the Hefty Tableware segment and the Presto Products segment described in the Form S-1 Registration Statement filed by RCPI.

“Continuing Arrangements” means the agreements listed on Schedule A.

“Contribution” means (i) the contribution by RGHI to RCPI of (A) 100% of the interests in Reynolds Europe Services LLC and (B) a portion of the intercompany receivable owed by RCPI to RGHI and (ii) and any assumption of liabilities by RCPI from RGHI in connection with such contributions.

“Distribution Date” means the date on which the First Distribution and Second Distribution are consummated.

“Distribution Taxes” means any Taxes incurred as a result of the failure of the Intended Tax-Free Treatment of the Pre-Distribution Transactions, the Contribution, the First Distribution or the Second Distribution.

“Distributions” means the First Distribution and the Second Distribution.

“Due Date” has the meaning set forth in Section 10(a).

“Equity Interests” means any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Escheat Payment” means any payment required to be made to a Governmental Authority pursuant to an abandoned property, escheat or similar law.

“Final Determination” means (i) a decision, judgment, decree, or other order by any court of competent jurisdiction, which has become final, (ii) any final determination of liability in respect of a Tax that, under Applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise, or (iii) the payment of any Tax by any member of the RGHL Group or any member of the RCPI Group, whichever is responsible for payment of such Tax under Applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority; provided, that the provisions of Section 13 hereof have been complied with, or, if such section is inapplicable, that the Company responsible under this Agreement for such Tax is notified by the Company paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other Company agrees with such determination.

“First Distribution” means the distribution by RGHI of all of the common stock of RCPI to its shareholder.

“First Distribution Effective Time” means the time when the First Distribution occurs.

“Governmental Authority” means any multinational, foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Group” (i) with respect to RGHI, RGHI and its subsidiaries (other than RCPI and its subsidiaries), (ii) with respect to RGHL, RGHL and its subsidiaries (other than RCPI and its subsidiaries) and (iii) with respect to RCPI, RCPI and its subsidiaries.

“Indemnifying Party” means the party from which another party is entitled to seek indemnification pursuant to the provisions of Section 9.

“Indemnitee” means the party which is entitled to seek indemnification from another party pursuant to the provisions of Section 9.

“Intended Tax-Free Treatment” means the qualification of (i) the Contribution and the First Distribution, taken together (a) as a reorganization described in 368(a)(1)(D) of the Code by reason of Section 355, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code and (c) as a transaction in which RGHI, RCPI and the holder of RGHI Common Stock recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of RGHI and RCPI, any intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code, (ii) the Second Distribution (a) as a distribution described in Section 355(a) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Section 355(c) of the Code and (c) as a transaction in which RGHL, RCPI and the holder of RGHL Common Stock recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355 of the Code and (iii) the transactions described on Schedule B as being free from Tax to the extent set forth therein.

“IRS” means the United States Internal Revenue Service.

“Past Practices” has the meaning set forth in Section 4(c)(i).

“Person” has the meaning set forth in Section 7701(a)(1) of the Code.

“PFL” means Packaging Finance Limited, a New Zealand limited company.

“Post-Distribution Period” means any Taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Period” means any Taxable period (or portion thereof) ending on or before the Distribution Date.

“Pre-Distribution Transactions” means the transactions (other than the Contribution) undertaken prior to the First Distribution but in connection with the Contribution and the Distributions and described in the Step Plans.

“RCPI Carried Item” means any Tax Attribute of the RCPI Group that may or must be carried from one Taxable period to another prior Taxable period, or carried from one Taxable period to another subsequent Taxable period, under the Code or other Applicable Law.

“RCPI Common Stock” means the common stock, par value $0.001 per share, of RCPI.

“RCPI Disqualifying Action” means:

(a) any action (or the failure to take any action) by any member of the RCPI Group after the First Distribution Effective Time (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions),

(b) any event (or series of events) after the First Distribution Effective Time involving the capital stock of RCPI or any assets of any member of the RCPI Group, and

(c) any breach by any member of the RCPI Group after the First Distribution Effective Time of any representation, warranty or covenant made by RCPI in this Agreement,

in each case, that would affect the Intended Tax-Free Treatment; provided, however, that the term “RCPI Disqualifying Action” shall not include (i) any action required to be taken pursuant to any Transaction Document (including the Registration Rights Agreement but excluding this Agreement) or that is undertaken pursuant to the Pre-Distribution Transactions, the Contribution, the First Distribution or the Second Distribution or (ii) an event described in clause (a) or (b) to the extent that no member of the RCPI Group takes any action to cause, facilitate or otherwise participate in such event and does not fail to take an available action that could have prevented such event.

“RCPI” has the meaning set forth in the preamble.

“RCPI Separate Tax Return” means any Tax Return (other than a Combined Tax Return) that is required to be filed by, or with respect to, any member of the RCPI Group.

“RGHI” has the meaning set forth in the preamble.

“RGHI Separate Tax Return” means any Tax Return (other than a Combined Tax Return) that is required to be filed by, or with respect to, solely members of the RGHI Group.

“RGHL” has the meaning set forth in the preamble.

“RGHL Separate Tax Return” means any Tax Return (other than a Combined Tax Return or an RGHI Separate Tax Return) that is required to be filed by, or with respect to, a member of the RGHL Group.

“Second Distribution” means the distribution by RGHL of all of the common stock of RCPI to its shareholder.

“Section 482 Adjustment” means any adjustment to taxable income under Section 482 of the Code and U.S. Treasury regulations thereunder.

“Separate Tax Return” means any (i) RGHI Separate Tax Return, (ii) RGHL Separate Tax Return or (iii) RCPI Separate Tax Return.

“Tax” (and the correlative meaning, “Taxes,” “Taxing” and “Taxable”) means (i) any tax, including any net income, gross income, gross receipts, recapture, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, net wealth, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, impost, obligation, assessment, levy, tariff or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, any Escheat Payment), together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; or (ii) any liability of any member of the RGHL Group or the RCPI Group for the payment of any amounts described in clause (i) as a result of any express or implied obligation to indemnify any other Person.

“Tax Arbiter” has the meaning set forth in Section 16.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, alternative minimum tax credit or any other Tax Item that could reduce a Tax liability.

“Tax Benefit” means any refund, credit, offset or other reduction in otherwise required Tax payments.

“Tax Benefit Recipient” has the meaning set forth in Section 7(c).

“Tax Counsel” means Davis Polk & Wardwell LLP.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that can increase or decrease Taxes paid or payable.

“Tax Opinion” means an opinion of Tax Counsel as to certain aspect of the Intended Tax Treatment.

“Tax Proceeding” means any Tax audit, dispute, examination, contest, litigation, arbitration, action, suits, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual).

“Tax Representation Letters” means the representations provided by each of (i) RGHL (on behalf of itself and the RGHL Group), (ii) RCPI (on behalf of itself and the RCPI Group) and (iii) Mr. Graeme Hart (on behalf of himself, PFL and any Affiliate of Mr. Graeme Hart or PFL) to Tax Counsel in connection with the rendering by Tax Counsel of the Tax Opinion.

“Tax Return” means any Tax return, statement, report, form, election, bill, certificate, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports), or statement or other document or written information filed or required to be filed with any Taxing Authority, including any amendment thereof, appendix, schedule or attachment thereto.

“Taxing Authority” means any Governmental Authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.

“Transaction Implementation Agreement” has the meaning set forth in the recitals.

“Transaction Documents” means this Agreement, the Transaction Implementation Agreement (and documents referred to therein), Registration Rights Agreement, Stockholders Agreement and the Continuing Arrangements.

(b) Any term used in this Agreement which is not defined in this Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Law.

Section 2. Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the RGHL Group, on the one hand, and any member of the RCPI Group, on the other hand, if not previously terminated, shall be terminated as of the Distribution Date without any further action by the parties thereto. Following the Distribution Date, no member of the RCPI Group or the RGHL Group shall have any further rights or liabilities thereunder, this Agreement shall be the sole Tax sharing agreement between the members of the RCPI Group on the one hand, and the members of the RGHL Group, on the other hand; provided, however, that this Section 2 shall not apply to agreements entered into in the ordinary course of business the primary subject matter of which is not related to Taxes.

Section 3. Allocation of Taxes.

(a) General Allocation Principles. This Section 3 shall govern the allocation of taxes for purposes of Sections 4, 7 and 9 of this Agreement. Except as provided in Section 3(b) all Taxes shall be allocated as follows:

(i) Allocation of Taxes Reflected on Combined Tax Returns.

(A) Pre-Distribution Combined Taxes. RGHI shall be allocated all Taxes required to be reported on any Combined Tax Return (RGHI) for any Pre-Distribution Period. RGHL shall be allocated all Taxes required to be reported on any Combined Tax Return (RGHL) for any Pre-Distribution Period.

(B) Post-Distribution Combined Taxes.

(1) RGHI shall be allocated all Taxes reported, or required to be reported, on any Combined Tax Return (RGHI) for any Post-Distribution Period and RGHL shall be allocated all Taxes reported, or required to be reported, on any Combined Tax Return (RGHL) for any Post-Distribution Period, in each case other than those Taxes described in Section 3(a)(i)(B)(2) below.

(2) RCPI shall be allocated all Taxes reported, or required to be reported, on any Combined Tax Return that are attributable to the RCPI Group or the Consumer Business, as reasonably determined by RGHL on a pro forma RCPI Group consolidated return prepared (A) including only Tax Items of members of the RCPI Group that were included in the relevant Combined Tax Return, (B) except as provided in (D) hereof, using all elections, accounting methods and conventions used on the relevant Combined Tax Return for such period, (C) applying the highest statutory marginal corporate income Tax rate in effect for such period and (D) assuming that the RCPI Group elects not to carry back any net operating losses.

(ii) Allocation of Taxes Reflected on Separate Tax Returns.

(A) RGHI Separate Tax Returns. RGHI shall be allocated all Taxes reported, or required to be reported, on an RGHI Separate Tax Return.

(B) RGHL Separate Tax Returns. RGHL shall be allocated all Taxes reported, or required to be reported, on an RGHL Separate Tax Return.

(C) RCPI Separate Tax Returns. RGHI shall be allocated all Taxes reported, or required to be reported, on an RCPI Separate Tax Return for a Pre-Distribution Period. RCPI shall be allocated all Taxes reported, or required to be reported, on an RCPI Separate Tax Return for a Post-Distribution Period.

(iii) Taxes Not Reported on Tax Returns.

(A) RGHI Taxes. RGHI shall be allocated any Tax attributable to any member of the RGHI Group that is not required to be reported on a Tax Return.

(B) RGHL Taxes. RGHL shall be allocated any Tax attributable to any member of the RGHL Group (other than a member of the RGHI Group) that is not required to be reported on a Tax Return.

(C) RCPI Taxes. RCPI shall be allocated all Taxes for a Post-Distribution Period attributable to any member of the RCPI Group that is not required to be reported on a Tax Return. RGHI shall be allocated all Taxes for a Pre-Distribution Period attributable to any member of the RCPI Group that is not required to be reported on a Tax Return.

(b) Distribution Taxes. Notwithstanding any other provision in this Section 3, any Taxes for which RCPI is required to indemnify a member of the RGHL Group under Section 9(a)(iii) or (iv) shall be allocated to RCPI.

Section 4. Preparation and Filing of Tax Returns.

(a) Responsibility for Preparing Returns.

(i) RGHL Prepared Returns. The RGHL Group shall prepare, or cause to be prepared, all (i) Combined Tax Returns, (ii) RGHL Separate Tax Returns, (iii) RGHI Separate Tax Returns and (iv) RCPI Separate Tax Returns for Pre-Distribution Periods.

(ii) RCPI Prepared Returns. RCPI shall prepare, or cause to be prepared, all RCPI Separate Tax Returns for Post-Distribution Periods.

(b) Cooperation.

(i) Determination of Responsible Party. RGHL, in consultation with RCPI, shall determine (A) whether a Combined Tax Return is required to be filed under Applicable Law and (B) the Person required to file any Combined Tax Return or Separate Tax Return under Applicable Law. To the extent permitted by law, such determination shall be consistent with past practice.

(ii) Provision of Information. RCPI shall maintain (or cause to be maintained) all information relating to the RCPI Group necessary for RGHL to prepare (or cause to be prepared) any Tax Return that RGHL is responsible for preparing under Section 4(a)(i) and shall provide to RGHL all such information. RGHL shall maintain (or cause to be maintained) all information relating to the RGHL Group that is necessary for RCPI to prepare any Tax Return that RCPI is responsible for preparing under Section 4(a)(ii) and shall provide to RCPI all such information.

(iii) Right to Review Certain Combined Tax Returns. If a member of the RCPI Group is required under Applicable Law to file any Combined Tax Return, RGHL shall submit a draft of such Tax Return to RCPI reasonably in advance of the applicable filing deadline. RCPI shall have the right to review such Tax Return, and to submit to RGHL any reasonable changes to the portions of such Tax Return that relate to the RCPI Group or the Consumer Business promptly, and in no event later than five (5) days prior to the due date for the filing of such Tax Return. RGHL shall modify such portion of such Tax Return to include any reasonable comments, provided that RGHL shall consider RCPI’s comments in good faith but shall not be required to accept any comments with respect to Combined Tax Returns that relate to a Pre-Distribution Period.

(c) Special Rules Relating to the Preparation of Tax Returns.

(i) General Rule. Except as provided in this Section 4(c)(i), any Combined Tax Return related to a Pre-Distribution Period shall be prepared (A) in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) with respect to such Tax Return, and (B) to the extent any items, methods or positions are not covered by Past Practices, in accordance with reasonable Tax accounting practices selected by RGHL.

(ii) Consistency with Intended Tax-Free Treatment. All Tax Returns that include any member of the RGHL Group or any member of the RCPI Group shall be prepared in a manner that is consistent with the Intended Tax-Free Treatment.

(iii) RCPI Separate Tax Returns. With respect to any RCPI Separate Tax Return for which RCPI is responsible pursuant to this Agreement, RCPI and the other members of the RCPI Group shall include such Tax Items in such RCPI Separate Tax Return in a manner that is consistent with the inclusion of such Tax Items in any related Tax Return for which RGHL is responsible to the extent such Tax Items are allocated in accordance with this Agreement.

(iv) Election to File Combined Tax Returns. RGHL shall have the sole discretion to cause any Combined Tax Return to be filed if the filing of such Tax Return is elective under Applicable Law. Each member of the relevant Combined Group shall execute and file all applicable consents, elections and other documents as may be required, appropriate or otherwise requested by RGHL in connection with the filing of such Combined Tax Returns.

(d) Payment of Taxes. Each of RGHL, RGHI and RCPI shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return which a member of its respective Group is required to file under Applicable Law. If any member of the RGHL Group or the RGHI Group is required to make a payment to a Taxing Authority for Taxes allocated to RCPI under Section 3, RCPI shall pay the amount of such Taxes to such member of the relevant Group in accordance with Section 9 and Section 10. If any member of the RCPI Group is required to make a payment to a Taxing Authority for Taxes allocated to RGHL or RGHI under Section 3, RGHL or RGHI (as the case may be) shall pay the amount of such Taxes to RCPI in accordance with Section 9 and Section 10.

Section 5. Apportionment of Earnings and Profits and Tax Attributes.

(a) Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the RGHL Group and the members of the RCPI Group in accordance with RGHI’s (and, where applicable, RGHL’s) historical practice (including historical methodologies for making corporate allocations), the Code, Treasury Regulations, and any applicable state, local and foreign law, as determined by RGHL in its sole discretion.

(b) RGHL shall in good faith advise RCPI as soon as reasonably practicable after the close of the relevant Taxable period in which the First Distribution occurs in writing of the portion, if any, of any earnings and profits, Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute which RGHL determines shall be allocated or apportioned to the members of the RCPI Group under Applicable Law. All members of the RCPI Group shall prepare all Tax Returns in accordance with such written notice. In the event of an adjustment to the earnings and profits, any Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute determined by RGHL, RGHL shall promptly notify RCPI in writing of such adjustment. For the avoidance of doubt, RGHL shall not be liable to any member of the RCPI Group for any failure of any determination under this Section 5(b) to be accurate under Applicable Law, provided such determination was made in good faith.

(c) Except as otherwise provided herein, to the extent that the amount of any earnings and profits, Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute allocated to members of the RGHL Group or the RCPI Group pursuant to Section 5(b) is later reduced or increased by a Taxing Authority or as a result of a Tax Proceeding, such reduction or increase shall be allocated to the Company to which such earnings and profits, Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute was allocated pursuant to this Section 5, as determined by RGHL in good faith.

Section 6. Utilization of Tax Attributes.

(a) Amended Returns. Any amended Tax Return or claim for a refund with respect to any member of the RCPI Group may be made (i) by RCPI if for a Post-Distribution Period and (ii) by RGHL if for a Pre-Distribution Period.

(b) RGHL Discretion. RGHL shall be entitled to determine in its sole discretion whether to (x) file or to cause to be filed any claim for a refund or adjustment of Taxes with respect to any Combined Tax Return in order to claim in any Pre-Distribution Period any RCPI Carried Item, (y) make or cause to be made any available elections to waive the right to claim in any Pre-Distribution Period, with respect to any Combined Tax Return, any RCPI Carried Item, and (z) make or cause to be made any affirmative election to claim in any Pre-Distribution Period any RCPI Carried Item. Subject to Section 6(c), RCPI shall submit a written request to RGHL in order to seek RGHL’s consent with respect to any of the actions described in this Section 6(b).

(c) RCPI Carrybacks to Combined Tax Returns.

(i) Each member of the RCPI Group shall elect, to the extent permitted by Applicable Law, to forgo the right to carry back any RCPI Carried Item from a Post-Distribution Period to any Combined Tax Return in respect of a Pre-Distribution Period, except to the extent that (i) a member of the RCPI Group determines that it is required by Applicable Law to carry back an RCPI Carried Item to a Tax Return in respect of a Pre-Distribution Period, in which case it shall notify RGHL in writing of such determination at least 90 days prior to filing the Tax Return on which such carryback will be reflected or (ii) RGHL consents to such carryback. If RGHL disagrees with any determination made by a member of the RCPI Group in respect of clause (i) of the preceding sentence, the parties shall resolve their disagreement pursuant to the procedures set forth in Section 16. RGHL shall consider in good faith any request by RCPI to carry back an RCPI Carried Item; provided, that RGHL shall have no obligation to consent to any carryback that would reasonably be expected to result in a Tax refund to the RCPI Group that does not exceed $500,000. If the RGHL Group (or any member thereof) receives (or realizes) a refund as a result of such a carryback, the applicable member of the RGHL Group shall remit the amount of such refund to RCPI in accordance with Section 7.

(d) Carryforwards to Separate Tax Returns. If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 5, and is carried forward or back to an RCPI Separate Tax Return, any Tax Benefits arising from such carryforward shall be retained by the RCPI Group. If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 5, and is carried forward or back to an RGHL Separate Tax Return, any Tax Benefits arising from such carryforward or carryback shall be retained by the RGHL Group.

Section 7. Tax Benefits.

(a) RGHL Group Tax Benefits. The RGHL Group shall be entitled to any Tax Benefits (including, in the case of any refund received, any interest thereon actually received) received by any member of the RGHL Group or any member of the RCPI Group, other than any Tax Benefits (or any amounts in respect of Tax Benefits) to which RCPI is entitled pursuant to Section 7(b). RCPI shall not be entitled to any Tax Benefits received by any member of the RGHL Group or the RCPI Group, except as set forth in Section 7(b).

(b) RCPI Tax Benefits. RCPI shall be entitled to any Tax Benefits (including, in the case of any refund received, any interest thereon actually received) received by any member of the RGHL Group or any member of the RCPI Group after the Distribution Date with respect to any Tax allocated to a member of the RCPI Group under this Agreement (including, for the avoidance of doubt, any amounts allocated to RCPI pursuant to Section 3(b)).

(c) A Company receiving (or realizing) a Tax Benefit to which another Company is entitled hereunder (a “Tax Benefit Recipient”) shall pay over the amount of such Tax Benefit (including interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax Benefit and any other reasonable costs) within thirty (30) days of receipt thereof (or from the due date for payment of any Tax reduced thereby); provided, however, that the other Company, upon the request of such Tax Benefit Recipient, shall repay the amount paid to the other Company (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that, as a result of a subsequent Final Determination, a Tax Benefit that gave rise to such payment is subsequently disallowed.

Section 8. Certain Representations and Covenants.

(a) Representations.

(i) RCPI represents to RGHI and RGHL that as of the Distribution Date, there is no plan or intention for RCPI or any member of the RCPI Group:

(A) to liquidate, merge or otherwise terminate RCPI or to merge or consolidate any member of the RCPI Group with any other Person subsequent to the Distributions, except for any transaction that is solely among members of the RCPI Group;

(B) to sell, transfer, convey or otherwise dispose of any material asset of any member of the RCPI Group, except in the ordinary course of business;

(C) to take or fail to take any action in a manner that is inconsistent with the written information and representations furnished by RCPI to Tax Counsel in connection with the Tax Representation Letters or Tax Opinion;

(D) to repurchase stock of RCPI;

(E) to take or fail to take any action in a manner that management of RCPI knows, or should know, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the RCPI Group is a party; or

(F) to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distributions) that could reasonably be expected to cause either of the Distributions to be treated as part of a plan (within the meaning of Section 355(e) of the Code) pursuant to which one or more Persons acquire directly or indirectly RCPI stock representing a 50% or greater interest within the meaning of Section 355(d)(4) of the Code.

(b) Covenants.

(i) RCPI shall not, and shall not permit any other member of the RCPI Group to, take or fail to take any action that constitutes an RCPI Disqualifying Action.

(ii) RCPI shall not, and shall not permit any other member of the RCPI Group to, take or fail to take any action that is inconsistent with the information and representations furnished by RCPI to Tax Counsel in connection with the Tax Representation Letters or Tax Opinion;

(iii) RCPI shall not, and shall not permit any other member of the RCPI Group to, take or fail to take any action that management of RCPI knows, or should know, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the RCPI Group or the RGHL Group is a party;

(iv) For the one-year period following the Distribution Date, RCPI shall not, and shall not permit (I) any other member of the RCPI Group, (II) any officer or director of a member of the RCPI Group, or (III) any person with the implicit or explicit permission of RCPI or any person described in clauses (I) or (II), to enter into any discussions or other communications with any underwriter or investment bank relating to any secondary offering of shares of RCPI.

(v) During the two-year period following the Distribution Date:

(A) RCPI shall (I) continue, independently and with its separate employees, the active conduct of the Consumer Business for purposes of Section 355(b)(2) of the Code and (II) not engage in any transaction that would result in it ceasing to be a company engaged in the Consumer Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code for purposes of each of clauses (I) and (II);

(B) RCPI shall not repurchase stock of RCPI in a manner contrary to the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) or inconsistent with any representations made by RCPI to Tax Counsel in connection with the Tax Representation Letters;

(C) RCPI shall not, and shall not agree to, merge, consolidate, amalgamate or otherwise participate in an acquisition transaction with any other Person (other than a merger in which RCPI is the surviving entity and in connection with which no Equity Interest is issued by any Person);

(D) RCPI shall not, and shall not permit any other member of the RCPI Group to, or to agree to, sell or otherwise issue to any Person any Equity Interests of RCPI or of any other member of the RCPI Group (other than sales or issuances of Equity Interests of a member of the RCPI Group (other than RCPI) to another member of the RCPI Group); provided, however, that (I) RCPI may issue its common stock in a public offering as described under Section 8(c)(i) below and (II) RCPI may issue Equity Interests to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d) and (III) RCPI may issue Equity Interests not otherwise described in clauses (I) or (II) hereof to the extent such issuances do not exceed, in the aggregate, 1% of the RCPI stock then outstanding;

(E) RCPI shall not, and shall not permit any other member of the RCPI Group to (I) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Interests of RCPI, (II) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Interests of RCPI, or (III) approve or otherwise permit any proposed business combination or any acquisition of RCPI;

(F) RCPI shall not, and shall not permit any other member of the RCPI Group to, amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the Equity Interests of RCPI (including, without limitation, through the conversion of one class of Equity Interests of RCPI into another class of Equity Interests of RCPI).

(vi) RCPI shall not take or fail to take, or permit any other member of the RCPI Group to take or fail to take, any action which prevents or could reasonably be expected to result in Tax treatment that is inconsistent with the Intended Tax-Free Treatment.

(c) RCPI Covenants Exceptions. Notwithstanding the provisions of Section 8(b), RCPI and the other members of the RCPI Group may:

(i) effect an issuance of shares of RCPI common stock by RCPI in one or more primary public offerings not to exceed, in the aggregate, 45% of the then-outstanding stock of RCPI;

(ii) pay cash to acquire assets in arm’s length transactions, engage in transactions that are disregarded for U.S. federal tax purposes, and make mandatory or optional repayments or prepayments of indebtedness;

(iii) take any action required under the Transaction Documents; and

(iv) in the case of any other action that would reasonably be expected to be inconsistent with the covenants contained in Section 8(b), if either:

(A) RCPI notifies RGHL of its proposal to take such action and RCPI and RGHL obtain a ruling from the IRS to the effect that such action will not affect the Intended Tax-Free Treatment; provided, that RCPI agrees in writing to bear any expenses associated with obtaining such a ruling and; provided, further, that the RCPI Group shall not be relieved of any liability under Section 9(a) of this Agreement by reason of seeking or having obtained such a ruling; or

(B) RCPI notifies RGHL of its proposal to take such action and obtains an opinion of counsel (A) from a Tax advisor recognized as an expert in federal income Tax matters and acceptable to RGHL in its sole discretion, (B) on which RGHL may rely and (C) to the effect that such action “should” not affect the Intended Tax-Free Treatment, unless RCPI obtains the prior written consent of RGHL waiving the requirement that RCPI obtain such tax opinion, such waiver to be provided in RGHL’s sole and absolute discretion; provided, that the RCPI Group shall not be relieved of any liability under Section 9(a) of this Agreement by reason of having obtained such an opinion or receiving such RGHL consent.

Section 9. Indemnities.

(a) RCPI Indemnity to RGHL Group. RCPI will indemnify each member of the RGHL Group against, and hold them harmless, without duplication, from:

(i) any Taxes allocated to the RCPI Group pursuant to Section 3;

(ii) any Taxes imposed on a member of the RGHL Group as a result of the deemed income inclusion from a Section 482 Adjustment relating to the payment terms of the Continuing Arrangements;

(iii) any Taxes (including Distribution Taxes) attributable to a breach, after the Distribution Effective Time, by RCPI or any other member of the RCPI Group of any representation or covenant contained in this Agreement;

(iv) any Taxes (including Distribution Taxes) attributable to an RCPI Disqualifying Action (including Distribution Taxes) resulting from any action for which the conditions set forth in Section 8(c)(iv) are satisfied; and

(v) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i), (ii), (iii), or (iv) including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(b) RGHL and RGHI Indemnities to RCPI Group.

(i) Except in the case of any liabilities described in Section 9(a) or Section 9(b)(ii), RGHL will indemnify each member of the RCPI Group against, and hold them harmless, without duplication, from:

(A) any Taxes allocated to the RGHL Group pursuant to Section 3; and

(B) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (A), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage;

(ii) Except in the case of any liabilities described in Section 9(a), RGHI will indemnify each member of the RCPI Group against, and hold them harmless, without duplication, from:

(A) any Taxes allocated to the RGHI Group pursuant to Section 3; and

(B) any Taxes imposed on a member of the RCPI Group as a result of the deemed income inclusion from a Section 482 Adjustment relating to the payment terms of the Continuing Arrangements;

(C) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (A) or (B), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(c) Discharge of Indemnity. RCPI, RGHL, RGHI and the members of their respective Groups shall discharge their obligations under Section 9(a) or Section 9(b) hereof, respectively, by paying the relevant amount in accordance with Section 10, within five Business Days of demand therefor or, to the extent such amount is required to be paid to a Taxing Authority prior to the expiration of such five Business Days, at least two Business Days prior to the date by which the demanding party is required to pay the related Tax liability. Any such demand shall include a statement showing the amount due under Section 9(a) or Section 9(b), as the case may be. Notwithstanding the foregoing, if any member of the RCPI Group or any member of the RGHL Group disputes in good faith the fact or the amount of its obligation under Section 9(a) or Section 9(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 16 hereof; provided, however, that any amount not paid within five Business Days of demand therefor shall bear interest as provided in Section 10.

(d) Tax Benefits. If an indemnification obligation of any Indemnifying Party under this Section 9 arises in respect of an adjustment that makes allowable to an Indemnitee any Tax Benefit which would not, but for such adjustment, be allowable, then any such indemnification obligation shall be an amount equal to (i) the amount otherwise due but for this Section 9(d), minus (ii) the reduction in actual cash Taxes payable by the Indemnitee in the taxable year such indemnification obligation arises, determined on a “with and without” basis.

Section 10. Payments.

(a) Timing. All payments to be made under this Agreement (excluding, for the avoidance of doubt, any payments to a Taxing Authority described herein) shall be made in immediately available funds. Except as otherwise provided, all such payments will be due five Business Days after the receipt of notice of such payment or, where no notice is required, five Business Days after the fixing of liability or the resolution of a dispute (the “Due Date”). Payments shall be deemed made when received. Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate as published on such Due Date in the Wall Street Journal, Eastern Edition, for the period from and including the date immediately following the Due Date through and including the date of payment.

(b) Payors and Payees. With respect to any payment required to be made under this Agreement, (i) if such payment is required to be made by a member of the RCPI Group, such payment shall be made to RGHI (or a member of the RGHI Group designated, by written notice to RCPI, by RGHI) and (ii) if such payment is required to be made by a member of the RGHL Group, RGHL shall have the right to designate, by written notice to RCPI, which member of the RGHL Group will make such payment.

(c) Treatment of Payments. To the extent permitted by Applicable Law,

(i) any payment made by RCPI or any member of the RCPI Group to RGHI or any member of the RGHI Group pursuant to this Agreement (other than in respect of Taxes allocated to RGHI in respect of a Post-Distribution Period) shall be treated by the parties hereto for all Tax purposes as a distribution by RCPI to RGHI, immediately prior to the First Distribution;

(ii) any payment made by RGHI or any member of the RGHI Group to RCPI or any member of the RCPI Group pursuant to this Agreement (other than in respect of Taxes allocated to RGHI in respect of a Post-Distribution Period) or the Transaction Implementation Agreement shall be treated by the parties hereto for all Tax purposes as a capital contribution from RGHI to RCPI, immediately prior to the First Distribution;

(iii) any payment made by RGHL or any member of the RGHL Group (other than any member of the RGHI Group) to RCPI or any member of the RCPI Group pursuant to this Agreement (other than in respect of Taxes allocated to RGHL in respect of a Post-Distribution Period) shall be treated by the parties hereto for all Tax purposes as a contribution by RGHL to RCPI immediately prior to the Second Distribution; and

(iv) in the event that a Taxing Authority asserts that a party’s treatment of a payment described in this Section 10(c) should be other than as required herein, such party shall use its reasonable best efforts to contest such assertion in a manner consistent with Section 13 of this Agreement.

(d) No Duplicative Payment. It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Transaction Implementation Agreement or any other Transaction Document, and this Agreement shall be construed accordingly.

Section 11. Actions by the Group. RGHL or RCPI, as the case may be, shall cause each member of the RGHL Group or the RCPI Group, respectively, to perform the obligations required under this Agreement.

Section 12. Communication and Cooperation.

(a) Consult and Cooperate. RGHL and RCPI shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation:

(i) the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the RCPI Group (or, in the case of any Tax Return of the RGHL Group, the portion of such return that relates to Taxes for which the RCPI Group may be liable pursuant to this Agreement), any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver or mitigation thereof);

(ii) the execution of any document that may be necessary (including to give effect to Section 13) or helpful in connection with any required Tax Return or in connection with any audit, proceeding, suit or action; and

(iii) the use of the parties’ commercially reasonable efforts to obtain any documentation from a Governmental Authority or a third party that may be necessary or helpful in connection with the foregoing.

(b) Provide Information. Except as set forth in Section 13, RGHL and RCPI shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.

(c) Tax Attribute Matters. RGHL and RCPI shall promptly advise each other with respect to any proposed Tax adjustments that are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and that may affect any Tax liability or any Tax Attribute (including, but not limited to, basis in an asset or the amount of earnings and profits) of any member of the RCPI Group or any member of the RGHL Group, respectively.

(d) Confidentiality and Privileged Information. Any information or documents provided under this Agreement shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of required Tax Returns or in connection with any audit, proceeding, suit or action. Without limiting the foregoing (and notwithstanding any other provision of this Agreement or any other agreement), (i) no member of the RGHL Group or RCPI Group, respectively, shall be required to provide any member of the RCPI Group or RGHL Group, respectively, or any other Person access to or copies of any information or procedures other than information or procedures that relate solely to RCPI, the business or assets of any member of the RCPI Group, or matters for which RCPI or RGHL Group, respectively, has an obligation to indemnify under this Agreement, and (ii) in no event shall any member of the RGHL Group or the RCPI Group, respectively, be required to provide any member of the RCPI Group or RGHL Group, respectively, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege. Notwithstanding the foregoing, in the event that RGHL or RCPI, respectively, determines that the provision of any information to any member of the RCPI Group or RGHL Group, respectively, could be commercially detrimental or violate any law or agreement to which RGHL or RCPI, respectively, is bound, RGHL or RCPI, respectively, shall not be required to comply with the foregoing terms of this Section 12(d) except to the extent that it is able, using commercially reasonable efforts, to do so while avoiding such harm or consequence (and shall promptly provide notice to RGHL or RCPI, to the extent such access to or copies of any information is provided to a Person other than a member of the RGHL Group or RCPI Group (as applicable)).

Section 13. Audits and Contest.

(a) Notice. Each of RGHL or RCPI shall promptly notify the other in writing upon the receipt of any notice of Tax Proceeding from the relevant Taxing Authority that may affect the liability of any member of the RCPI Group or the RGHL Group, respectively, for Taxes under Applicable Law or this Agreement; provided, that a party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the indemnifying party is prejudiced by such failure

(b) Control. In the case of any Tax Proceeding with respect to a Tax Return other than a Combined Tax Return, the Party having the liability for the Tax pursuant to Section 3 hereof shall have the sole responsibility and right to control the prosecution of such Tax Proceeding, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Proceeding. Notwithstanding anything in this Agreement to the contrary but subject to Section 13(d), RGHL shall have the right to control all matters relating to any Tax Return, or any Tax Proceeding, with respect to any Tax matters of a Combined Group or any member of a Combined Group (as such). RGHL shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax matter described in the preceding sentence; provided, however, that to the extent that any Tax Proceeding relating to such a Tax matter is reasonably likely to give rise to an indemnity obligation of RCPI under Section 9 hereof, (i) RGHL shall keep RCPI informed of all material developments and events relating to any such Tax Proceeding described in this proviso and (ii) at its own cost and expense, RCPI shall have the right to participate in (but not to control) the defense of any such Tax Proceeding.

(c) RCPI Assumption of Control; Non-Distribution Taxes. If RGHL determines that the resolution of any matter pursuant to a Tax Proceeding (other than a Tax Proceeding relating to Distribution Taxes) is reasonably likely to have an adverse effect on the RCPI Group with respect to any Post-Distribution Period, RGHL, in its sole discretion, may permit RCPI to elect to assume control over the disposition of such matter at RCPI’s sole cost and expense; provided, however, that if RCPI so elects, it will (i) be responsible for the payment of any liability arising from the disposition of such matter notwithstanding any other provision of this Agreement to the contrary and (ii) indemnify each member of the RGHL Group for any increase in a liability and any reduction of a Tax asset of such member of the RGHL Group arising from such matter.

(d) RCPI Participation; Distribution Taxes. RGHL shall have the right to control any Tax Proceeding relating to Distribution Taxes; provided, that RGHL shall keep RCPI fully informed of all material developments and shall permit RCPI (at its own cost and expense) a reasonable opportunity to participate in (but not to control) the defense of the matter.

Section 14. Costs and Expenses. Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements. For the avoidance of doubt, unless otherwise specifically provided in the Transaction Documents, all liabilities, costs and expenses incurred in connection with this Agreement by or on behalf of RCPI or any member of the RCPI Group in any Pre-Distribution Period shall be the responsibility of RGHI and shall be assumed in full by RGHI.

Section 15. Effectiveness; Termination and Survival. Except as expressly set forth in this Agreement, as between RGHI and RCPI, this Agreement shall become effective upon the consummation of the First Distribution, and as between RGHL and RCPI, this Agreement shall become effective upon the consummation of the Second Distribution. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved.

Section 16. Dispute Resolution. In the event of any dispute relating to this Agreement, the parties shall work together in good faith to resolve such dispute within 30 days. In the event that such dispute is not resolved, upon written notice by a party after such 30-day period, the matter shall be referred to a U.S. Tax counsel or other Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by the disputing parties; provided, however, that, if such parties do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three U.S. Tax counsel or other Tax advisor of recognized national standing with one member chosen by RGHL, one member chosen by RCPI, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period. Each decision of a panel Tax Arbiter shall be made by majority vote of the members. The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the parties, and the parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the parties to the dispute.

Section 17. Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.

Section 18. Change in Tax Law. Any reference to a provision of the Code, Treasury Regulations or any other Applicable Law shall include a reference to any applicable successor provision of the Code, Treasury Regulations or other Applicable Law.

Section 19. Principles. This Agreement is intended to calculate and allocate certain Tax liabilities of the members of the RCPI Group and the members of the RGHL Group to RCPI and RGHL (and their respective Groups), and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated by this Agreement shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.

Section 20. Governing Law. This Agreement, and any claim, suit, action or proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (whether in law or in equity, and whether in contract or in tort or otherwise), shall be governed by and enforced pursuant to the laws of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

REYNOLDS GROUP HOLDINGS LIMITED

By:	/s/ Thomas Degnan
Name: Thomas Degnan
Title: Director

REYNOLDS GROUP HOLDINGS INC.

By:	/s/ Joseph Doyle
Name: Joseph Doyle
Title: Director

REYNOLDS CONSUMER PRODUCTS INC.

By:	/s/ Helen Golding
Name: Helen Golding
Title: Director

[SIGNATURE PAGE TO TAX MATTERS AGREEMENT]

SCHEDULE A

•	Master Supply Agreement, dated November 1, 2019 between Reynolds Consumer Products LLC, as Seller, and Pactiv LLC, as Buyer

•	Master Supply Agreement, dated November 1, 2019 between Pactiv LLC, as Seller, and Reynolds Consumer Products LLC, as Buyer

•	Warehousing and Freight Services Agreement, dated November 1, 2019 between Pactiv LLC and Reynolds Consumer Products LLC

•	Transition Services Agreement, dated November 1, 2019 between Pactiv LLC and Reynolds Consumer Products LLC

•	Transition Services Agreement, dated February 4, 2020 between Reynolds Group Holdings Inc. and Reynolds Consumer Products Inc.

•	Amended and Restated Lease Agreement (Lake Forest, IL), dated January 1, 2020 between Pactiv LLC and Reynolds Consumer Products LLC

•	Lease Agreement (Canandaigua, NY) dated January 1, 2020 between Pactiv LLC and Reynolds Consumer Products LLC

•	Trademark License Agreement dated November 1, 2019 between Reynolds Consumer Products LLC and Pactiv LLC

•	Assignment of Claims, dated November 13, 2019, between Reynolds Consumer Products LLC and Reynolds Group Holdings Inc.

•	Reciprocal Easement and Facilities Agreements, respectively dated January 27, 2020 and January 1, 2020, between Reynolds Consumer Products LLC and Pactiv LLC

SCHEDULE B

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BPH V Limited Conversion. The conversion of Beverage Packaging Holdings V Limited, a New Zealand limited company treated as a corporation for U.S. federal income tax purposes, from a New Zealand limited company to a New Zealand unlimited company treated as an entity disregarded as separate from its owner, Beverage Packaging Holdings I Limited, a New Zealand limited company treated as a corporation for U.S. federal income tax purposes (“BPH I Limited”), is a transaction intended to qualify as a liquidation pursuant to Section 332.

•

BPH I Conversion. The conversion of BPH I Limited from a New Zealand limited company to a New Zealand unlimited company treated as an entity disregarded as separate from its owner, RGHL, for U.S. federal income tax purposes is a transaction intended to qualify as a liquidation pursuant to Section 332.